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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nortech Systems Incorporated:

        We consent to the incorporation by reference in the Registration Statements (No. 33-80906) on Form S-8 of our reports dated March 10, 2003, with respect to the consolidated balance sheet of Nortech Systems, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended and the related financial statement schedule, which reports appear in the Annual Report on Form 10-K of Nortech Systems, Inc. and subsidiaries.

/S/ KPMG LLP
Minneapolis, Minnesota
March 31, 2003

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  EXHIBIT 23.1